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                                                                      Exhibit 99

              HOTJOBS.COM LTD. CLOSES ACQUISITION OF RESUMIX, INC.
    POSITIONS HOTJOBS.COM AS THE PREMIER PLAYER IN THE END-TO-END RECRUITING
                                 SOLUTIONS SPACE

NEW YORK, NY, May 11, 2000 -- HotJobs.com, Ltd. (Nasdaq: HOTJ), a leading Internet-based recruiting solutions company, today announced the closing of its acquisition of Resumix, Inc., a leading developer of staffing management software.

According to Richard Johnson, President and CEO of HotJobs.com, "The acquisition enables HotJobs.com to shorten its cycle time to deliver best-of- breed online solutions and allows the company to accelerate the build-out of its infrastructure as it moves toward its goal of profitability."

"The integration of the products and services of HotJobs.com and Resumix is moving ahead rapidly and our combined 5,500 customers will be the clear beneficiaries," said Steve Ciesinksi, President and CEO of Resumix.

The acquisition expands the breadth of HotJobs.com's customer base to include the roster of over 400 Resumix customers, bringing HotJobs.com to 80% of the Fortune 100 companies.

HotJobs.com is currently focusing on integrating Resumix's 12 years of technical development with HotJobs.com's award-winning technology in order to deliver the broadest diversity of offerings to its customers.

"The combination of HotJobs.com and Resumix creates a superior solution for recruiters. Integrating Resumix's intelligent search technology with HotJobs.com's distributed workflow technology will create a category killer solution for the recruiting industry," said Johnson.

Additionally, as a result of the acquisition, the HotJobs.com workforce has grown from approximately 300 associates to approximately 450, including 135 salespeople and 115 technologists. HotJobs.com now maintains offices on three continents -- North America, Europe and Australia. In total, HotJobs.com now has offices in New York, NY; Sunnyvale, San Francisco and Santa Monica, CA; Miami, FL; Atlanta, GA; Chicago, IL; Boston, MA; Austin and Dallas, TX; Alexandria, VA; Sydney, Australia; Toronto, Canada; and London, England.

About HotJobs.com

HotJobs.com is a leading Internet-based recruiting solutions company that provides a direct exchange of information between job seekers and employers. Over 5,000 member employers subscribe to the HotJobs.com online employment exchange, http://www.hotjobs.com. HotJobs.com also provides employers with additional


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recruiting solutions, such as its proprietary Softshoe(R) and Shoelace(TM)
hiring management software, its WorkWorld(TM) career expos and online advertising and consulting services. HotJobs.com recently completed an acquisition of Silicon Valley-based Resumix, Inc., which will combine HotJobs.com's award-winning technology and Resumix's enhanced hiring management systems.

"Safe Harbor" Statement Under The Private Securities Litigation Reform Act:
Statements in HotJobs.com's release that are not strictly historical are "forward looking" statements which are subject to the many risks and uncertainties that exist in the Company's operations and business environment. These risks and uncertainties include, but are not limited to, the Company's limited operating history, history of losses and anticipation of continued losses, potential volatility of quarterly operating results, the ability to successfully implement the Company's expansion plans, risks related to the Internet, risks related to legal uncertainty and other risks which are set forth in more detail in the Company's most recent report on Form 10-K filed with the Securities and Exchange Commission on March 24, 2000, as well as other reports and documents filed from time to time with the Securities and Exchange Commission.